AMENDMENT NO. 1 TO SHAREHOLDERS' SERVICING AND
                            TRANSFER AGENT AGREEMENT

         This Amendment No. 1 to the Shareholders' Servicing and Transfer Agent Agreement (the "Amendment") is hereby made by and between Wanger Advisors Trust (the "Trust") a Massachusetts business trust and Columbia Funds Services, Inc. ("CFS") (formerly Liberty Funds Services, Inc.), a Massachusetts corporation. This Amendment is dated as of February 1, 2004. Capitalized terms not defined herein shall have the meaning ascribed to them in the Shareholders' Servicing and Transfer Agent Agreement dated as of September 29, 2000 (the "Agreement").

         WHEREAS, under the Agreement the Trust has appointed CFS as Transfer Agent, Registrar and Dividend Disbursing Agent for each series of the Trust listed in Schedule A attached thereto, each a registered investment company;

         WHEREAS, under the Agreement the Trust will pay CFS for the services provided thereunder in accordance with and in the manner set forth in Schedule B attached thereto; and

         WHEREAS, the parties to the Agreement desire to amend Schedule B attached thereto to reflect a revised fee schedule for all classes of each Fund of the Trust.

         NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

         1. Schedule B. Pursuant to Section 28 of the Agreement, the parties hereto mutually agree that Schedule B attached to the Agreement be deleted and replaced in its entirety by the Schedule B attached to this Amendment.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and sealed as of the date first above written.

                                              WANGER ADVISORS TRUST


                                              By: /s/ Bruce H. Lauer
                                              ----------------------------------
                                              Name: Bruce H. Lauer
                                              Title: Vice President, Secretary
                                                     and Treasurer

                                              COLUMBIA FUNDS SERVICES, INC.



                                              By: /s/ Stephen T. Welsh
                                              ----------------------------------
                                              Name: Stephen T. Welsh
                                              Title: President


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                                   SCHEDULE B

         Terms used in the Schedule and not defined herein shall have the meaning specified in the SHAREHOLDERS' SERVICING AND TRANSFER AGENT AGREEMENT, as amended from time to time (the "Agreement"). Payments under the Agreement to CFS shall be made in the first two weeks of the month following the month in which a service is rendered or an expense incurred. This Schedule B shall be effective as of the date of the Amendment.

         Each Fund that is a series of the Trust shall pay CFS for the services to be provided by CFS under the Agreement an amount equal to the sum of the following:

          1.   An account fee for Open Accounts of $28.00 per annum.

          2. In addition, CFS shall be entitled to retain as additional compensation for its services all CFS revenues for Distributor Fees, fees for wire, telephone, redemption and exchange orders, IRA trustee agent fees and account transcripts due CFS from shareholders of any Fund and interest (net of bank charges) earned with respect to balances in the accounts referred to in paragraph 2 of the Agreement. CFS is not entitled to collect any account fees with respect to any Closed Account.

OUT-OF-POCKET EXPENSES. Each Fund shall reimburse CFS for any and all appropriate out-of-pocket expenses and charges in performing services under this Agreement (other than charges for normal data processing services and related software, equipment and facilities) including, but not limited to, mailing service, postage, printing of shareholder statements, the cost of any and all forms of the Funds and other materials used by CFS in communicating with shareholders of the Funds, the cost of any equipment or service used for communicating with the Funds' custodian bank or other agent of the Funds, and all costs of telephone communication with or on behalf of shareholders allocated in a manner mutually acceptable to the Funds and CFS.

         All determinations hereunder shall be in accordance with generally accepted accounting principles and subject to audit by the Funds' independent accountants.

Definitions

         "Closed Account" is any account on the books of CFS representing record ownership of shares of a Fund which as of the first day of any calendar month has a share balance of zero and does not meet account purge criteria.

         "Distributor Fees" means the amount due CFS pursuant to any agreement with the Funds' principal underwriter for processing, accounting and reporting services in connection with the sale of shares of the Fund.

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         "Fund" means each of the open-end investment companies advised or administered by Columbia Wanger Asset Management, L.P. (formerly Liberty WAM) that are series of the Trusts which are parties to the Agreement.

         "Open Account" is any account on the books of CFS representing record ownership of shares of a Fund which as of the first day of any calendar month has a share balance greater than zero. The Open Account fee shall be payable on a monthly basis, in an amount equal to 1/12 the per annum change.

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Agreed:

THE TRUST ON BEHALF OF EACH FUND DESIGNATED
         IN SCHEDULE A FROM TIME TO TIME


By:  /s/ Bruce H. Lauer
     ------------------
     Bruce H. Lauer, Vice President, Secretary and Treasurer


COLUMBIA FUNDS SERVICES, INC.



By:  /s/ Stephen T. Welsh
     ---------------------------
     Stephen T. Welsh, President


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